Exhibit 1
The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.
None of the Securities and Exchange Commission, any state securities commission or other regulatory authority of the United States of America has approved or disapproved the securities referred to in this announcement or passed upon the accuracy or adequacy of this announcement. Any representation to the contrary is a criminal offence in the United States of America.
This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of Unicom or Netcom, nor is it any solicitation of any vote or approval in any jurisdiction.
CHINA UNICOM (HONG KONG) LIMITED CHINA NETCOM GROUP CORPORATION (HONG KONG) LIMITED (Incorporated in Hong Kong with limited liability) (formerly known as “China Unicom Limited (Stock Code: 0906) (Incorporated in Hong Kong with limited liability) (Stock Code: 0762)
JOINT ANNOUNCEMENT
PROPOSED MERGER OF
CHINA UNICOM LIMITED
AND
CHINA NETCOM GROUP CORPORATION (HONG KONG) LIMITED
UNDER SECTION 166 OF THE HONG KONG COMPANIES ORDINANCE
EFFECTIVE DATE OF THE SCHEME,
WITHDRAWAL OF LISTING OF NETCOM
AND
CHANGE OF COMPANY NAME OF UNICOM

The Scheme Becomes Effective
The Scheme was sanctioned and the reduction of the share capital of Netcom involved in the Scheme was confirmed by the High Court on Tuesday, 14 October 2008. A copy of the order of the High Court together with a minute approved by the High Court containing the particulars required by Section 61 of the Hong Kong Companies Ordinance were delivered to the Registrar of Companies in Hong Kong on Tuesday, 14 October 2008 for registration, and the Scheme became effective upon such registration on Wednesday, 15 October 2008.
Withdrawal of Listing of Netcom
The withdrawal of the listing of the Netcom Shares on the Hong Kong Stock Exchange will become effective at 9:30 a.m. on Wednesday, 15 October 2008 (Hong Kong time). The withdrawal of the listing of the Netcom ADSs on the New York Stock Exchange is expected to take effect from 9:30 a.m. on Wednesday, 15 October 2008 (New York time), subject to the procedural requirements having been complied with by Netcom.
Change of Company Name of Unicom
As the Scheme became effective on 15 October 2008, the change of the company name of Unicom from “China Unicom Limited ” to “China Unicom (Hong Kong) Limited ” took effect on the same date. The stock trading name currently used by Unicom will remain unchanged. All existing certificates of title in relation to the Unicom Shares and the Unicom ADSs in issue will continue to be evidence of title to the Unicom Shares and Unicom ADSs, and any issue of new certificates of title will be in Unicom’s new company name.
1.	INTRODUCTION
This announcement is made further to the scheme document dated 15 August 2008 jointly issued by Netcom and Unicom and despatched to all Netcom Shareholders, Netcom ADS Holders and Netcom Optionholders (the “Scheme Document”) and the joint announcements of Netcom and Unicom dated 17 September 2008, 2 October 2008 and 14 October 2008. Unless otherwise defined in this announcement, capitalised terms used in this announcement shall have the same meanings as those defined in the Scheme Document.
2.	THE SCHEME BECOMES EFFECTIVE
The Scheme was sanctioned and the reduction of the share capital of Netcom involved in the Scheme was confirmed by the High Court on Tuesday, 14 October 2008. A copy of the order of the High Court together with a minute approved by the High Court containing the particulars required by Section 61 of the Hong Kong Companies Ordinance were delivered to the Registrar of Companies in Hong Kong on Tuesday, 14 October 2008 for registration. Upon such registration on Wednesday, 15 October 2008, all of the conditions of the Scheme set out in the Scheme Document were satisfied or waived, as applicable, and the Scheme became thereupon effective.
3.	WITHDRAWAL OF LISTING OF NETCOM
The withdrawal of the listing of the Netcom Shares on the Hong Kong Stock Exchange will become effective at 9:30 a.m. on Wednesday, 15 October 2008 (Hong Kong time). The withdrawal of the listing of the Netcom ADSs on the New York Stock Exchange is expected to take effect from 9:30 a.m. on Wednesday, 15 October 2008 (New York time), subject to the procedural requirements having been complied with by Netcom.

4.	DESPATCH OF UNICOM SHARE CERTIFICATES, UNICOM ADSs AND OPTION GRANT LETTERS
In accordance with the terms of the Scheme, the share certificates for the Unicom Shares representing the consideration under the Scheme and the letters granting the Special Unicom Options as consideration for the Option Proposal will be despatched to the holders of the Scheme Shares and the Netcom Optionholders, respectively, on or before Saturday, 25 October 2008. The Unicom Depositary will deliver the new Unicom ADSs to the Netcom ADS Holders, in accordance with the instructions received from the Netcom Depositary on or before Saturday, 25 October 2008.
5.	CHANGE OF COMPANY NAME OF UNICOM
As the Scheme has become effective, the change of the company name of Unicom from “China Unicom Limited ” to “China Unicom (Hong Kong) Limited ” took effect on 15 October 2008. The change of the company name of Unicom has been registered with the Registrar of Companies in Hong Kong and the relevant Certificate of Change of Name was issued by the Registrar of Companies in Hong Kong on 15 October 2008.
The stock trading name currently used by Unicom will remain unchanged. All existing certificates of title in relation to the Unicom Shares and the Unicom ADSs in issue and bearing the former name of Unicom will continue to be evidence of title to the Unicom Shares and the Unicom ADSs and will be valid for trading, settlement and registration purposes and the rights of the Unicom Shareholders and the Unicom ADS Holders will not be affected as a result of the change of Unicom’s company name. From 15 October 2008, any issue of new certificates of title in relation to the Unicom Shares and the Unicom ADSs will be in Unicom’s new company name and the Unicom Shares and the Unicom ADSs will be traded on the Hong Kong Stock Exchange and the New York Stock Exchange in the new company name.

By order of the board of	By order of the board of
China Unicom	China Netcom Group Corporation
(Hong Kong) Limited	(Hong Kong) Limited
Mr. Chang Xiaobing	Mr. Zuo Xunsheng
Chairman and Chief Executive Officer	Chairman and Chief Executive Officer
Hong Kong, 15 October 2008
As at the date of this announcement, the board of directors of Unicom comprises Mr. Chang Xiaobing, Mr. Lu Yimin, Mr. Zuo Xunsheng and Mr. Tong Jilu as executive directors, Mr. Cesareo Alierta Izuel and Mr. Kim Shin Bae as non-executive directors and Mr. Wu Jinglian, Mr. Cheung Wing Lam, Linus, Mr. Wong Wai Ming, Mr. John Lawson Thornton and Mr. Timpson Chung Shui Ming as independent non-executive directors. The directors of Unicom jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than in relation to the Netcom Group, Netcom Parent and Netcom BVI) and confirm, having made all reasonable enquiries, that to the best of their knowledge, their opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement the omission of which would make any of the statements in this announcement (other than in relation to the Netcom Group, Netcom Parent and Netcom BVI) misleading.
As at the date of this announcement, the board of directors of Netcom comprises Mr. Zuo Xunsheng, Ms. Li Jianguo and Mr. Li Fushen as executive directors, Mr. Yan Yixun, Mr. Cesareo Alierta Izuel and Mr. José María Álvarez-Pallete as non-executive directors and Mr. John Lawson Thornton, Dr. Qian Yingyi, Mr. Hou Ziqiang and Mr. Timpson Chung Shui Ming as independent non-executive directors. The directors of Netcom jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (in relation to the information relating to the Netcom Group, Netcom Parent and Netcom BVI only) and confirm, having made all reasonable enquiries, that to the best of their knowledge, their opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement the omission of which would make any of the statements relating to the Netcom Group, Netcom Parent and Netcom BVI in this announcement misleading.

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